Filed pursuant to Rule 424(b)(3)

File No. 333-280361

AB PRIVATE LENDING FUND

SUPPLEMENT NO. 1 DATED SEPTEMBER 16, 2025

TO THE PROSPECTUS DATED MAY 14, 2025

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of AB Private Lending Fund (“we,” “us,” “our,” “AB-LEND” or the “Fund”), dated May 14, 2025 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to update the Prospectus.

Updates to Prospectus

The following updates to the Prospectus are effective immediately:

The following replaces the “Suitability Standards—Idaho” section of the Prospectus in its entirety:

Idaho—Purchasers residing in Idaho must have either (a) a net worth of $85,000 and annual income of $85,000 or (b) a liquid net worth of $300,000.

The following replaces the “Suitability Standards—Massachusetts” section of the Prospectus in its entirety:

Massachusetts—Massachusetts investors must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a Massachusetts investor’s investment in us, our affiliates and other non-publicly-traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.

The following replaces the “Suitability Standards—New Mexico” section of the Prospectus in its entirety:

New Mexico—Investors residing in New Mexico who are not “accredited investors” as defined by Rule 501(a) of Regulation D under the Securities Act may not invest, and we may not accept from an investor more than ten percent (10%) of that investor’s liquid net worth in shares of us, our affiliates and in other non-traded business development companies. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities.

The following replaces the “Suitability Standards—Ohio” section of the Prospectus in its entirety:

Ohio—Ohio investors may not invest more than 10% of their liquid net worth in the us, our affiliates and in any other non-traded BDC. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles, minus total liabilities) comprised of cash, cash equivalents and readily marketable securities. This condition does not apply, directly or indirectly, to federally covered securities. The condition also does not apply to purchasers who meet the definition of an accredited investor as defined in Rule 501(a) of Regulation D under the Securities Act.

The following replaces the “Suitability Standards—Oregon” section of the Prospectus in its entirety:

Oregon—In addition to the suitability standards set forth above, non-accredited Oregon investors may not invest more than 10% of their liquid net worth in us and our affiliates. Liquid net worth is defined as net worth excluding the value of the investor’s home, home furnishings and automobile. Oregon investors who meet the definition of “accredited investor” as defined in Regulation D under the Securities Act are not subject to the limitation described in this paragraph.

The following replaces Item 10 under the “Subscriber Signatures” section of “Appendix A: Form of Subscription Agreement” in its entirety:

Initials	Initials

10.  If you live in any of the following states, please read the following carefully and check the appropriate box: Alabama, California, Idaho, Iowa, Kansas, Kentucky, Maine, Massachusetts, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Puerto Rico, Tennessee, and Vermont.

If I am an Alabama resident, I have a liquid net worth of at least 10 times my investment in AB Private Lending Fund and its affiliates.

☐ Yes ☐ No

If I am a California resident, I may not invest more than 10% of my liquid net worth in AB

Private Lending Fund.

☐ Yes ☐ No

If I am an Idaho resident, I have either (a) a net worth of $85,000 and an annual income of $85,000 or (b) a liquid net worth of $300,000.

☐ Yes ☐ No

If I am an Iowa resident, I (i) have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000 (net worth should be determined exclusive of home, auto and home furnishings); and (ii) limit my aggregate investment in AB Private Lending Fund and in the securities of other non-traded business development companies (“BDCs”) to 10% of my liquid net worth (liquid net worth should be determined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities). Investors who are accredited investors as defined in Regulation D under the Securities Act are not subject to the foregoing concentration limit.

☐ Yes ☐ No

If I am a Kansas resident, I understand that it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their aggregate investment in our securities and other similar investments to not more than 10% of their liquid net worth. Liquid net worth shall be defined as that portion of the purchaser’s total net worth that is comprised of cash, cash equivalents, and readily marketable securities, as determined in conformity with GAAP.

☐ Yes ☐ No

If I am a Kentucky resident, my investment in AB Private Lending Fund or its affiliates may not exceed 10% of my liquid net worth. “Liquid net worth” is defined as that portion of net worth that is comprised of cash, cash equivalents and readily marketable securities.

☐ Yes ☐ No

If I am a Maine resident, I acknowledge that it is recommended by the Maine Office of Securities that my aggregate investment in this offering and similar direct participation investments not exceed 10% of my liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

☐ Yes ☐ No

If I am a Massachusetts resident, I have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, my investment in AB Private Lending Fund, its affiliates and other non-publicly-traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of my liquid net worth.

☐ Yes ☐ No

If I am a Mississippi resident, I must have either (a) a minimum liquid net worth of at least $70,000 and a minimum annual gross income of not less than $70,000, or (b) a minimum liquid net worth of $250,000. In addition, my investment in AB Private Lending Fund may not exceed 10% of my liquid net worth.

☐ Yes ☐ No

If I am (we are) a Missouri resident, no more than ten percent (10%) of my (our) liquid net worth shall be invested in securities being registered in this offering.

☐ Yes ☐ No

If I am a Nebraska resident, my aggregate investment in AB Private Lending Fund and the securities of other business development companies may not exceed 10% of my net worth. Investors who are accredited investors as defined in Regulation D are not subject to the foregoing investment concentration limit.

☐ Yes ☐ No

If am a New Jersey resident, I have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, my investment in AB Private Lending Fund, its affiliates and other non-publicly-traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of my liquid net worth.

☐ Yes ☐ No

If I am a New Mexico resident and am not an “accredited investor” as defined by Rule 501(a) of Regulation D under the Securities Act, I may not invest more than 10% of my liquid net worth in AB Private Lending Fund, its affiliates and in other non-traded business development companies. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities.

☐ Yes ☐ No

If I am a North Dakota resident, I have a net worth of at least ten times my investment in AB Private Lending Fund. Investors who are accredited investors as defined in Regulation D under the Securities Act, are not subject to the foregoing investment concentration limit.

☐ Yes ☐ No

If I am an Ohio resident, my investment in AB Private Lending Fund, its affiliates, and in any other non-traded BDC may not exceed 10% of my liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles, minus total liabilities) comprised of cash, cash equivalents and readily marketable securities. This condition does not apply, directly or indirectly, to federally covered securities. The foregoing investment concentration limit shall not apply to an Ohio purchaser who submits to the Ohio Securities Division a completed waiver request in the form prescribed by the Ohio Securities Division prior to purchase. The condition also does not apply to an Ohio purchaser who meets the definition of an accredited investor as defined in Rule 501(a) of Regulation D under the Securities Act.

☐ Yes ☐ No

If I am an Oklahoma resident, my investment in AB Private Lending Fund may not exceed 10% of my liquid net worth.

☐ Yes ☐ No

If I am an Oregon resident and am not an accredited investor, my investment in AB Private Lending Fund and its affiliates may not exceed 10% of my liquid net worth. Liquid net worth is defined as net worth excluding the value of the investor’s home, home furnishings and automobile. Oregon investors who meet the definition of “accredited investor” as defined in Regulation D under the Securities Act are not subject to the limitation described in this paragraph.

☐ Yes ☐ No

If I am a Pennsylvania resident, my investment in AB Private Lending Fund may not exceed 10% of my liquid net worth.

☐ Yes ☐ No

If I am Puerto Rico resident, my investment in AB Private Lending Fund, its affiliates, and other non-traded business development companies, may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles minus total liabilities) consisting of cash, cash equivalents and readily marketable securities.

☐ Yes ☐ No

If I am a Tennessee resident, I have a liquid net worth of at least ten times my investment in AB Private Lending Fund. Investors who are accredited investors as defined in Regulation D under the Securities Act, are not subject to the foregoing investment concentration limit.

☐ Yes ☐ No

If I am a Vermont resident and am not an “accredited investor” as defined in 17 C.F.R. § 230.501, my investment in this offering may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings or automobiles) minus total liabilities.

☐ Yes ☐ No